[1-800-FLOWERS.COM, Inc. LOGO]

                 Investor Contact:                   Media Contacts:
                 ----------------                    --------------
                 Joseph D. Pititto                   Ken Young
                 (516) 237-6131                      (516) 237-6102
                 E-mail: invest@1800flowers.com      kyoung@1800flowers.com
                 ------------------------------      ----------------------



1-800-FLOWERS.COM(R) Reports Revenues of $230 Million for its Fiscal 2005 Second Quarter Driven by Online Revenue Growth of 18 Percent

Net income was $8.7 million, or $0.13 per fully diluted share. On a comparative basis, pre-tax net income was $14.9 million, or $0.22 per fully-diluted share compared with $14.0 million, or $0.20 per fully diluted share, in the prior year period.

The Company issued revised guidance for fiscal 2005 stating pre-tax income for the year will be flat compared with the prior year as it increases investments in marketing, infrastructure and new business development to achieve accelerated revenue growth.

Westbury, NY, January 18, 2005 - 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today reported record revenues of $230 million in its recent fiscal second quarter ended December 26, 2004. The revenue figure represents total growth of 7.9 percent compared with revenue of $213.2 million in the prior year period. Online revenues increased 18.5 percent to $107.7 million compared with $90.9 million in the second quarter of 2004. Telephonic revenues were $109.6 million, down 3.4 percent compared with $113.4 million reported in the prior year period, reflecting the increased utilization of the Company's online channels. Retail and Fulfillment revenues increased 42.9 percent to $12.8 million compared with $8.9 million in the prior year period, primarily reflecting increased sales of products and services to the Company's Bloomnet network of florists and fulfillment services revenues associated with the Wine Tasting Network business acquired during the quarter.

The Company said a strong December finish to the holiday shopping season enabled it to achieve double-digit sales growth for the quarter in several of its key gift categories including its gourmet food gifts, unique children's gifts, and expanded line of gift baskets. Sales of the Company's home decor gift items increased 1.8 percent for the quarter, aided by an increase of 11.0 percent in December which reversed the negative sales trend experienced in this category during fiscal 2004 and into early fiscal 2005. Floral gift sales for the quarter increased 6.0 percent and represented 33.7 percent of total revenues, essentially unchanged from the prior year.

The Company's gross profit margin for the quarter was 44.6 percent, compared with 44.9 percent in the prior year period. The slightly lower gross profit margin primarily reflects the effect of increased shipping costs and holiday-season promotional pricing. During the quarter, the Company also increased its marketing investments in evolving areas including search and affiliate marketing, as well as in a variety of direct marketing and broadcast advertising programs. Despite these increased marketing
                                                      (more)

1-800-FLOWERS.COM Reports Record Revenue of $230 Million for its Fiscal 2005 Second Quarter, pg. 2:

investments, the Company was able to improve its operating expense ratio by 10 basis points to 38.2 percent. The combination of revenue growth and improved operating expense ratio, somewhat offset by lower gross profit margin, enabled the Company to achieve net income of $8.7 million, or $0.13 per fully diluted share. This compares with net income of $13.7 million, or $0.20 per fully diluted share in the prior year period. Importantly, in the prior-year period, the Company was not required to provide for income taxes as it was prior to the recognition of our deferred tax asset which occurred in last year's fiscal fourth quarter. On a comparative basis, pre-tax net income for the quarter was $14.9 million, or $0.22 per fully-diluted share compared with $14.0 million, or $0.20 pre fully-diluted share, in the second quarter last year.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, "During the fiscal second quarter, we grew our business by approximately 8 percent. Importantly, this growth was driven by our online channel which increased more than 18 percent compared with the prior year period. In addition, we saw double digit revenue increases in several of the gift categories that we have identified as primary growth areas for the future, particularly our expanded food, wine and gift baskets category." McCann also noted that, during the quarter, the Company achieved a turnaround in its home decor business, which grew revenues 11 percent in December. "This reflects the significant progress we have made in successfully implementing changes to enhance the creative look and feel, the product offering and the overall marketing programs in this category," he said.

The Company's multi-channel customer access and its expanded gift offerings helped attract more than 1.2 million new customers during the second quarter, 54 percent of whom (approximately 650,000) came to the Company online. Approximately 2.5 million customers placed orders during the period of which
51.3 percent were repeat customers, up from 48.7 percent in the second quarter of fiscal 2004. This reflects the Company's emphasis on deepening its relationship with existing customers through all of its marketing and selling efforts.

Company Guidance:
The Company said it plans to increase investments in three areas that it believes offer significant opportunities for revenue and profit growth. These include: (1) marketing programs including search, affiliate marketing and broadcast advertising in an effort to increase customer acquisition and thereby accelerate revenue growth during the second half of its fiscal year and beyond;
(2) infrastructure investments, primarily personnel-related, in support of its Bloomnet(R) business-to-business operations to grow revenues and market share in this area of the floral gift industry; and (3) investments in the technology platform, marketing programs and personnel for its recently acquired wine business to enhance both its winery services capabilities and expand its direct-to-consumer wine gift and wine club businesses. As a result of these increased investments, the Company said that it has targeted:

     Revenue growth of approximately 10 percent during the second half of fiscal 2005.
     Fiscal third quarter pre-tax earnings to be break-even and fiscal fourth quarter and full-year pre-tax earnings to be relatively flat compared with fiscal 2004.

"As we enter the second half of our fiscal year, we are stepping up our marketing investments, particularly in evolving areas including search, affiliate marketing and broadcast advertising where we have been seeing some good results. We believe this will enable us to accelerate our revenue growth rate toward achieving sustainable double digit growth, both for the second half of this year and beyond. These investments reflect our strategy to become more aggressive in terms of customer acquisition as well as our response to the increasingly competitive marketplace, particularly in our core floral gift category," said McCann.
                                                      (more)

1-800-FLOWERS.COM Reports Record Revenue of $230 Million for its Fiscal 2005 Second Quarter, pg. 3:


McCann also noted that the Company will make investments to grow its business-to-business operations in the floral gift category. "The strength of our Bloomnet Network of fulfilling florists and our Bloomlink communications system positions us well to begin to grow our market share in the B2B side of the floral industry. We believe that, over the next several years, we can add significantly to our revenue and profitability in this area through sales of an expanding range of products and services to our floral network members. We are also investing in our recently acquired wine gift business to enhance its technology platform and its marketing and personnel to expand its winery services capabilities and its direct-to-consumer wine gift and wine club businesses. We believe the wine gift market is poised for significant growth over the next several years and the investments we are making in this platform will enable us to build a leadership position in this business." said McCann.

About 1-800-FLOWERS.COM(R)
For more than 25 years, 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS) has been the leading innovator in the floral industry, taking the extra step to help people connect and express themselves quickly and easily with exquisite floral gifts crafted with care by renowned artisans and the nation's leading florists, as well as distinctive non-floral gifts appropriate for any occasion or sentiment. The Company provides gift solutions same day, any day, offering an unparalleled selection of flowers, plants, gourmet foods and confections, gift baskets and other impressive unique gifts. As always, satisfaction is guaranteed, and customer service is paramount with quick, convenient ordering options, fast and reliable delivery, and gift advisors always available. Customers can shop 1-800-FLOWERS.COM 24-hours a day, seven-days a week via the Internet (http://www.1800flowers.com); by calling 1-800-FLOWERS(R) (1-800-356-9377); or
by visiting a Company-operated or franchised store. The 1-800-FLOWERS.COM family of brands also includes home decor and garden merchandise from Plow & Hearth(R) (1- 800-627-1712 or http://www.plowandhearth.com); premium popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or http://www.thepopcornfactory.com); gourmet foods from GreatFood.com(R) (http://www.greatfood.com); children's gifts from HearthSong(R) (http://www.hearthsong.com) and Magic Cabin(R) (http://www.magiccabin.com) and wine gifts from The Wine Tasting Network (www.ambrosiawine.com and www.winetasting.com).

Special Note Regarding Forward-Looking Statements:
A number of statements contained in this press release, other than statements of historical fact, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to profitably grow its business during the second half of its fiscal year; its ability to integrate and profitably grow the businesses of its acquired companies; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to provide timely fulfillment of customer orders; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to cost efficiently manage inventories and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release, or in any of its SEC filings except, as may be otherwise stated by the Company.

                                               (See Attached Tables)

1-800-FLOWERS.COM Reports Record Revenue of $230 Million for its Fiscal 2005 Second Quarter, pg. 4:



                                     1-800-FLOWERS.COM, Inc. and Subsidiaries
                                       Condensed Consolidated Balance Sheets
                                                  (In thousands)


                                                                                       December 27,    June 27, 2004
                                                                                           2004
                                                                                    ------------------ --------------
                                                                                          (unaudited)
Assets
Current assets:
     Cash and equivalents                                                                     $86,794        $80,824
     Short-term investments                                                                    19,086         22,550
     Receivables, net                                                                          20,660
                                                                                                           9,013
     Inventories                                                                               27,675         19,625
     Deferred income taxes                                                                     18,522         16,463
     Prepaid and other                                                                          2,137          1,517
                                                                                        -------------- --------------
     Total current assets                                                                     174,874        149,992

Property, plant and equipment, net                                                             41,642         42,460
Investments                                                                                     3,687          8,260
Goodwill                                                                                       42,189         34,529
Other intangibles, net                                                                          2,266          2,598
Deferred income taxes                                                                           9,146         13,548
Other assets                                                                                    8,714         10,165
                                                                                        -------------- --------------
    Total assets                                                                             $282,518       $261,552
                                                                                        ============== ==============

Liabilities and stockholders' equity Current liabilities:
     Accounts payable and accrued expenses                                                    $81,017        $63,266
     Current  maturities of long-term  debt and  obligations  under capital
      leases                                                                                    2,925          3,022
                                                                                        -------------- --------------
     Total current liabilities                                                                 83,942         66,288

Long-term debt and obligations under capital leases                                             4,614          6,062
Other liabilities                                                                               3,108          2,812
                                                                                        -------------- --------------
     Total liabilities                                                                         91,664         75,162
Total stockholders' equity                                                                    190,854        186,390
                                                                                        -------------- --------------
                                                                                                       --------------
Total liabilities and stockholders' equity                                                   $282,518       $261,552
                                                                                        ============== ==============




                                                      (more)

1-800-FLOWERS.COM Reports Record Revenue of $230 Million for its Fiscal 2005 Second Quarter, pg. 5:


                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                         Selected Financial Information
                  Consolidated Statements of Income (Unaudited)
                    (In thousands, except for per share data)

                                                                 Three Months Ended                     Six Months Ended
                                                        -------------------------------------  -----------------------------------
                                                            December 26,      December 28,       December 26,      December 28,
                                                                2004              2003               2004              2003
                                                          ----------------- ------------------ ----------------- -----------------

Net revenues:
  Online                                                        $107,686         $90,878          $160,772         $139,814
  Telephonic                                                     109,570         113,374           147,156          153,745
  Retail/fulfillment                                              12,758           8,930            19,600           14,783
                                                            -------------   -------------      ------------     ------------


       Total net revenues                                        230,014         213,182           327,528          308,342


Cost of revenues                                                 127,402         117,550           185,344          173,643
                                                            -------------   -------------      ------------     ------------


Gross profit                                                     102,612          95,632           142,184          134,699

Operating expenses:
  Marketing and sales                                             72,841          66,762           102,733           95,608
  Technology and development                                       3,292           3,503             6,396            6,934
  General and administrative                                       7,954           7,577            15,556           15,356
  Depreciation and amortization                                    3,770           3,843             7,666            7,760
                                                            -------------   -------------      ------------     ------------


       Total operating expenses                                   87,857          81,685           132,351          125,658
                                                            -------------   -------------      ------------     ------------


Operating income                                                  14,755          13,947             9,833            9,041


Other income (expense):
   Interest income                                                   275             223               657              415
   Interest expense                                                (124)           (186)             (265)            (419)
   Other                                                              21            (14)                25            (213)
                                                            -------------   -------------      ------------     ------------


Total other income (expense), net                                    172              23               417            (217)
                                                            -------------   -------------      ------------     ------------


Income before income taxes                                        14,927          13,970            10,250            8,824
Income taxes                                                     (6,223)           (292)           (4,256)
                                                                                                                   (292)
                                                            -------------   -------------      ------------     ------------
                                                            -------------   -------------      ------------     ------------

Net income                                                        $8,704         $13,678            $5,994           $8,532
                                                            =============   =============      ============     ============

Net income per common share:
          Basic                                                    $0.13           $0.21             $0.09            $0.13
                                                            =============   =============      ============     ============
                                                            =============   =============      ============     ============
          Diluted                                                  $0.13           $0.20             $0.09            $0.12
                                                            =============   =============      ============     ============
                                                            =============   =============      ============     ============

Weighted average shares used in the calculation of net income per common share:
          Basic                                                   66,061          65,881            66,135           65,828
                                                            =============   =============      ============     ============
          Diluted                                                 67,637          69,074            67,627           68,811
                                                            =============   =============      ============     ============

Calculation of pre-tax income per share:

Income before income taxes                                       $14,927         $13,970           $10,250           $8,824
                                                            =============   =============      ============     ============

Income before income taxes per common share:
          Basic                                                    $0.23           $0.21             $0.15            $0.13
                                                            =============   =============      ============     ============
                                                            =============   =============      ============     ============
          Diluted                                                  $0.22           $0.20             $0.15            $0.13
                                                            =============   =============      ============     ============
                                                            =============   =============      ============     ============

Weighted average shares used in the calculation of income before income taxes per common share:
          Basic                                                   66,061          65,881            66,135           65,828
                                                            =============   =============      ============     ============
          Diluted                                                 67,637          69,074            67,627           68,811
                                                            =============   =============      ============     ============

                                                      (more)

1-800-FLOWERS.COM Reports Record Revenue of $230 Million for its Fiscal 2005 Second Quarter, pg. 6:


                                     1-800-FLOWERS.COM, Inc. and Subsidiaries
                                          Selected Financial Information
                                       Consolidated Statements of Cash Flows
                                                  (In thousands)
                                                    (unaudited)


                                                                                           Six Months Ended
                                                                                    --------------------------------
                                                                                     December 26,     December 28,
                                                                                         2004             2003
                                                                                    ---------------   --------------

Operating activities:
Net Income                                                                                 $5,994            $8,532
Reconciliation of net income to net cash provided by operations:
  Depreciation and amortization                                                             7,666             7,760
  Deferred income taxes                                                                     4,256                 -
  Bad debt expense                                                                            146               279
  Other non-cash items                                                                          -               157
  Changes in operating items:
       Receivables                                                                        (11,078)           (8,198)
       Inventories                                                                         (7,719)            1,941
       Prepaid and other                                                                     (620)             (542)
       Accounts payable and accrued expenses                                               15,765            16,154
       Other assets                                                                         1,592               619
       Other liabilities                                                                      296               219
                                                                                    ---------------   --------------


  Net cash provided by operating activities                                                16,298            26,921


Investing activities:
Purchase of investments                                                                   (32,866)          (23,018)
Sale of investments                                                                        40,903            36,250
Acquisition of business                                                                    (9,674)                -
Capital expenditures, net of non-cash expenditures                                         (5,653)           (4,296)
Other                                                                                           2               145
                                                                                    ---------------   --------------


  Net cash (used in) provided by investing activities                                      (7,288)            9,081
Financing activities:

Acquisition of treasury stock                                                              (2,175)                -
Proceeds from employee stock options/purchase plan                                            645             1,005
Repayment of notes payable and bank borrowings                                               (654)             (528)
Payment of capital lease obligations                                                         (856)             (862)
                                                                                    ---------------   --------------


  Net cash used in financing activities                                                    (3,040)             (385)
                                                                                    ---------------   --------------


Net change in cash and equivalents                                                          5,970            35,617
Cash and equivalents:
  Beginning of period                                                                      80,824            49,079
                                                                                    ---------------   --------------


  End of period                                                                           $86,794           $84,696
                                                                                    ===============   ==============






                                                       # # #
